Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Reports $10.4 Million of Operating Income, Representing an Increase of 31.7% for the First Quarter of Fiscal Year 2006

•                  Revenue Growth of 4.6% Driven by a 14.3% Increase in Consumer Segment Revenues

•                  Net Income of $3.4 Million for the First Quarter of Fiscal Year 2006

•                  EBITDA of $12.9 Million for the First Quarter of Fiscal Year 2006, Representing a 12.7% Increase Over the Prior Year Quarter

•                  The Company Announces a Treasury Share Repurchase Program Totaling $30 Million, Effective Through September 30, 2007

DOWNERS GROVE, IL. – Wednesday, October 26, 2005 – FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products, today announced first quarter fiscal year 2006 financial results for the period ended September 30, 2005.

FIRST QUARTER FISCAL YEAR 2006 RESULTS

First quarter fiscal year 2006 revenues grew 4.6% to $85.9 million, compared with revenues of $82.1 million for the same period of fiscal year 2005. This revenue growth was driven by a 14.3% increase in revenue in the Consumer Segment.

Net income for the first quarter of fiscal year 2006 was $3.4 million, or $0.11 per diluted share, compared to a net loss for the first quarter of fiscal year 2005 of $3.1 million.  Management believes it is helpful to investors to be presented with the Company’s prior year first quarter net income (loss) and earnings per diluted share on a proforma basis, based on the Company’s new capital structure following the completion of its initial public offering in February 2005 (the “IPO”) and the elimination of certain expenses in connection with the IPO which are not reflective of ongoing operations. Proforma net income for the first quarter of fiscal year 2005 was $2.1 million, or $0.07 per diluted share, reflecting the elimination of $4.9 million of interest expense related to the Company’s preferred shares subject to mandatory redemption, which were repurchased with a portion of the proceeds from the IPO, the elimination of $0.3 million, net of tax, of management fees related to the Management Services Agreement, which was terminated in connection with the IPO, and the issuance of 15.8 million shares of Common Stock issued in connection with the IPO.

3113 Woodcreek Drive • Downers Grove, IL 60515

Main Phone: (630) 719- 7800 • www.FTD.COM

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of fiscal year 2006 was $12.9 million compared to Adjusted EBITDA of $11.5 million for the same period of the prior fiscal year, representing a 12.7% increase.  Adjusted EBITDA for the first quarter of fiscal year 2005 excludes expenses related to the Management Services Agreement which was terminated in connection with the Company’s IPO.

“Despite the absence of major floral holidays in the first quarter, we were pleased with the Company’s overall performance, which resulted in revenue growth and increased profitability. Most notably, our Consumer Segment delivered consistent growth and increased operating income margins, while the operating income in the Florist Segment grew through the strategic elimination of certain specialty wholesaling product lines which were not running profitably or were inventory intensive and not core to our business. Exclusive of these specialty wholesaling product lines, revenue also grew on a year-over-year basis in the Florist Segment,” said Michael J. Soenen, President and Chief Executive Officer of FTD. He added, “As we prepare for the remaining holiday-driven quarters of fiscal year 2006, we are confident in our ability to execute on our strategic plan and leverage our complementary segments to grow the business.”

Tables reconciling net income/(loss) to proforma net income, EBITDA and Adjusted EBITDA, along with explanations and definitions of proforma net income, EBITDA and Adjusted EBITDA, are included with the attached consolidated financial statements. Also included in the attached consolidated financial statements is a table reconciling weighted average shares outstanding to proforma weighted average shares outstanding, which is used to calculate proforma earnings per share. The Company believes proforma net income, EBITDA, Adjusted EBITDA and proforma earnings per share are useful and relevant because the expenses eliminated are not reflective of the Company’s current capital structure or ongoing operations, and a comparison excluding these expenses provides supplemental information related to the Company’s operations and results.

Consumer Segment

The Consumer Segment is comprised of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts, which sells products directly to consumers primarily through the Internet via the www.FTD.COM Web site and through the 1-800-SEND-FTD toll-free telephone number. The Consumer Segment achieved revenues of $41.6 million in the first quarter of fiscal year 2006, compared to revenues of $36.4 million in the same period of fiscal year 2005, representing a 14.3% increase. Growth was primarily driven by an increase in order volume. Operating income for the Consumer Segment was $2.6 million for the first quarter of fiscal year 2006, reflecting 6.3% operating income margins, compared to $1.5 million for the first quarter of the prior fiscal year, reflecting 4.0% operating income margins.

Consumer orders during the first quarter of fiscal year 2006 totaled 689,000 compared to 592,000 orders in the same period of the prior fiscal year. Average order value decreased slightly to $60.31 in the first quarter of fiscal year 2006 from $61.41 in the same period of the prior fiscal year. The percentage of Internet orders continues to grow in this segment, increasing to 88.0% for the first quarter of fiscal year 2006 from 84.6% in the first quarter of fiscal year 2005. Specialty gift orders, which include all orders delivered via common carrier, comprised 36.4% of total orders for the first quarter of the current fiscal year compared to 24.0% of total orders for the same period of fiscal year 2005.

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“While we continue to benefit from the trend of consumers’ preference for the online shopping experience, our business model further seeks to leverage this preference by focusing on strategic marketing and product offerings,” commented Soenen.

Florist Segment

The Florist Segment primarily markets floral products and services to FTD members and other retail locations offering floral products in the U.S. and Canada. The Florist Segment achieved revenues of $44.3 million in the first quarter of fiscal year 2006, compared to revenues of $45.7 million in the same period of the prior fiscal year, representing a decrease of 3.0%. The decline in the Florist Segment revenues was due to continued effort to eliminate certain unprofitable and inventory intensive specialty wholesaling product lines. Revenues related to the specialty wholesaling product lines were $11.5 million in the first quarter of fiscal year 2006 compared to $13.4 million in the same period of the prior fiscal year. The Florist Segment, excluding the specialty wholesaling product lines, experienced revenues of $32.8 million in the first quarter of fiscal year 2006 compared to $32.3 million in the same period of the prior fiscal year. First quarter fiscal year 2006 operating income in the Florist Segment was $11.3 million, representing operating income margins of 25.4%, compared to $9.7 million, representing operating margins of 21.3%, for the same period of the prior fiscal year.

BALANCE SHEET AND OTHER HIGHLIGHTS

The Company’s debt balance was $243.9 million as of September 30, 2005, up slightly from $239.1 million as of June 30, 2005. This was primarily due to the seasonality of the Company’s payables. Capital expenditures for the first quarter of fiscal year 2006 were $3.3 million, primarily related to a new call center, which the Company opened in October 2005, in addition to continued technology improvements.

TREASURY SHARE REPURCHASE

On October 25, 2005, the Board of Directors authorized a share repurchase program totaling $30 million, effective through September 30, 2007. These purchases may be made from time to time in both open market and private transactions, dependent upon market and other conditions and subject to the receipt of a waiver under the Company’s Credit Agreement. This repurchase program is expected to remain in effect through September 30, 2007, unless terminated earlier by the Board or completed. Repurchased shares will be held in treasury pending use for general corporate purposes, including issuances under various employee and director stock plans.

“Our strong annual cash flow combined with the low capital expenditure investment required for us to operate our business effectively, allows us to pursue other uses of cash in our business. While we will continue to use cash to pay down debt, at the current time we believe a share repurchase program is a good use of a portion of the Company’s funds while demonstrating the Company’s commitment to deliver long term shareholder value,” explained Soenen.

FISCAL YEAR 2006 OUTLOOK

“Looking ahead, we remain committed to executing the business plan we laid out entering the current fiscal year,” stated Soenen. “We are focused on continuing to develop our brand and product set to match the preferences of our customers and the needs of our FTD members. We are also committed to disciplined operations as we will continue to effectively control our marketing costs, generate cash and pay down debt, in addition to repurchasing shares. In addition, the litigation we brought against Provide Commerce, Inc. continues, but we do not believe the cost of the lawsuit will be material to our business.”

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For the full fiscal year 2006, the Company is reiterating its targeted annual revenues of approximately $480 million, targeted net income of approximately $23 million, with diluted earnings per share of approximately $0.75, and targeted EBITDA of approximately $67.5 million, with annual EBITDA margins of approximately 14%. EBITDA includes the effect of approximately $0.6 million of non-cash stock compensation expense associated with the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), of which the Company incurred $0.2 million in the first quarter of fiscal year 2006. There were no comparable expenses in fiscal year 2005. Without the effect of this non-cash expense, forecasted EBITDA would be targeted at approximately $68 million. The above targets are only estimates, which may be exceeded or alternatively may not be achieved.

CONFERENCE CALL

A conference call has been scheduled for October 26, 2005 at 10:00 a.m., EDT, to review the results for the first quarter of fiscal year 2006. To listen to the call over the Internet, go to www.FTD.COM at least 15 minutes early to register, download and install any necessary audio software. To listen to the call by telephone, dial (800) 374-1504 (mention conference ID #1385227). A replay of the call will be available through November 9, 2005 through www.FTD.COM or by dialing (800) 642-1687 (mention conference ID #1385227). The conference call contains time-sensitive information that is accurate only as of October 26, 2005, the date of the live broadcast. The call is the property of FTD Group, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD Group, Inc. is strictly prohibited.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail floral locations in the U.S. floral retail market. The business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among the Company’s principal target market of U.S. consumers between the ages of 25 and 64, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops, globally. The Company conducts its business through two operating segments. The Consumer Segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD members to send and deliver floral orders. This suite of products and services is designed to promote revenue growth and enhance the operating efficiencies of FTD members.

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of investments in new products, programs and offerings; and opportunities and trends within both the Consumer and Florist Segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those

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anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Segment; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the Consumer Segment; the existence of failures in the Mercury Network or the Company’s Consumer Segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate additional partners or acquisitions, if any are identified.  These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update forward-looking statements.

Financial statements follow…

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FTD GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2005	2004

Revenues:
Florist segment	$44,310	$45,701
Consumer segment	41,559	36,370
Total revenues	85,869	82,071

Costs of goods sold and services provided:
Florist segment	14,838	17,128
Consumer segment	30,458	27,330
Corporate	562	612
Total costs of goods sold and services provided	45,858	45,070

Gross profit:
Florist segment	29,472	28,573
Consumer segment	11,101	9,040
Corporate	(562)	(612)
Total gross profit	40,011	37,001

Advertising and selling:
Florist segment	13,119	13,254
Consumer segment	4,532	3,450
Total advertising and selling	17,651	16,704

General and administrative (includes management fees):
Florist segment	2,284	2,574
Consumer segment	3,228	3,357
Corporate	6,417	6,446
Total general and administrative	11,929	12,377

Operating income (loss) before corporate allocations:
Florist segment	14,069	12,745
Consumer segment	3,341	2,233
Corporate	(6,979)	(7,058)
Total operating income before corporate allocations	10,431	7,920

Corporate Allocations:
Florist segment	2,813	3,025
Consumer segment	735	777
Corporate	(3,548)	(3,802)
Total corporate allocations	—	—

Income (loss) from operations:
Florist segment	11,256	9,720
Consumer segment	2,606	1,456
Corporate	(3,431)	(3,256)
Total income from operations	10,431	7,920

Other income and expenses:
Interest income	(166)	(76)
Interest expense	4,781	5,017
Interest expense on shares subject to mandatory redemption	—	4,944
Other expense, net	(44)	(48)

Total other expenses	4,571	9,837

Income (loss) before income tax	5,860	(1,917)

Income tax expense	2,433	1,230

Net income (loss)	$3,427	$(3,147)

Net income (loss) per common share - basic	$0.12	$(0.24)
Net income (loss) per common share - diluted	$0.11	$(0.24)

Weighted average common shares outstanding - basic	29,454	13,336
Weighted average common shares outstanding - diluted	30,367	13,336

FTD GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30, 2005	June 30, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,480	$8,890
Accounts receivable, less allowance for doubtful accounts of $3,184 at September 30, 2005 and $2,521 at June 30, 2005	29,022	23,419
Inventories, net	6,451	6,495
Deferred income taxes	2,587	2,550
Prepaid expenses and other current assets	5,564	7,782
Total current assets	46,104	49,136

Property and equipment:
Land and improvements	1,380	1,380
Building and improvements	14,291	14,291
Computer equipment	3,368	3,345
Furniture and equipment	4,766	2,814
Total	23,805	21,830
Less accumulated depreciation	4,336	3,790
Property and equipment, net	19,469	18,040

Other assets:
Deferred financing fees, net	8,206	8,527
Computer software, net	11,074	11,010
Other noncurrent assets, net	9,938	8,985
Other intangible assets, less accumulated amortization of $4,043 at September 30, 2005 and $3,393 at June 30, 2005	16,730	17,380
Trademark	121,577	121,577
Goodwill	336,659	336,659
Total other assets	504,184	504,138
Total assets	$569,757	$571,314

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$35,801	$41,498
Customer deposits	5,095	5,143
Unearned income	2,331	2,522
Accrued interest	1,724	4,993
Accrued compensation	2,696	4,128
Other accrued liabilities	5,644	5,058
Current maturities of long-term debt	1,286	1,633
Total current liabilities	54,577	64,975

Senior secured credit facility	72,503	67,330
Senior subordinated notes	170,117	170,117
Post-retirement benefits and accrued pension obligations	2,775	2,856
Deferred income taxes	60,354	60,289

Stockholders’ equity:
Common stock: $0.01 par value, 75,000,000 shares authorized; 29,456,626 and 29,451,791 shares issued and outstanding as of September 30, 2005 and June 30, 2005, respectively	295	295
Additional paid-in capital	232,916	232,759
Accumulated deficit	(23,670)	(27,097)
Accumulated other comprehensive loss	(110)	(210)
Total stockholders’ equity	209,431	205,747
Total liabilities and stockholders’ equity	$569,757	$571,314

FTD GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$3,427	$(3,147)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1,042	1,579
Amortization	1,407	1,376
Interest expense on mandatorily redeemable shares	—	4,944
Deferred compensation expense	165	—
Amortization and write-off of deferred financing costs	316	332
Provision for doubtful accounts	771	972
Provision for obsolete inventory	402	195
Deferred income taxes	28	—
Increase (decrease) in cash due to change in assets and liabilities:
Accounts receivable	(7,327)	(7,627)
Inventories	(358)	(246)
Prepaid expenses and other	2,218	1,480
Other noncurrent assets	5	(47)
Accounts payable	(5,697)	(7,634)
Other accrued liabilities, unearned income, customer deposits and other	(4,443)	(5,415)

Net cash used in operating activities	(8,044)	(13,238)

Cash flows from investing activities:
Capital expenditures	(3,292)	(735)

Net cash used in investing activities	(3,292)	(735)

Cash flows from financing activities:
Repayments of long-term debt	(174)	(213)
Proceeds from capital contribution	—	827
Net proceeds from revolving credit facility	5,000	12,000

Net cash provided by financing activities	4,826	12,614

Effect of foreign exchange rate changes on cash	100	87

Net decrease in cash and cash equivalents	(6,410)	(1,272)

Cash and cash equivalents at beginning of period	8,890	2,491

Cash and cash equivalents at end of period	$2,480	$1,219

FTD GROUP, INC.

SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Three Months Ended September 30, 2005			Three Months Ended September 30, 2004
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated

Revenues:
Florist segment	$44,355	$(45)	$44,310	$45,713	$(12)	$45,701
Consumer segment	44,950	(3,391)	41,559	39,720	(3,350)	36,370
Total	89,305	(3,436)	85,869	85,433	(3,362)	82,071

Costs of Goods Sold and Services Provided:
Florist segment	15,683	(845)	14,838	17,842	(714)	17,128
Consumer segment	30,877	(419)	30,458	27,721	(391)	27,330
Corporate	562	—	562	612	—	612
Total	47,122	(1,264)	45,858	46,175	(1,105)	45,070

Gross Profit:
Florist segment	28,672	800	29,472	27,871	702	28,573
Consumer segment	14,073	(2,972)	11,101	11,999	(2,959)	9,040
Corporate	(562)	—	(562)	(612)	—	(612)
Total	42,183	(2,172)	40,011	39,258	(2,257)	37,001

Advertising and Selling:
Florist segment	15,291	(2,172)	13,119	15,510	(2,256)	13,254
Consumer segment	4,532	—	4,532	3,450	—	3,450
Total	19,823	(2,172)	17,651	18,960	(2,256)	16,704

General and Administrative (includes Management Fees):
Florist segment	2,284	—	2,284	2,574	—	2,574
Consumer segment	3,655	(427)	3,228	3,726	(369)	3,357
Corporate	5,990	427	6,417	6,078	368	6,446
Total	11,929	—	11,929	12,378	(1)	12,377

Operating Income (Loss) before Corporate Allocations:
Florist segment	11,097	2,972	14,069	9,787	2,958	12,745
Consumer segment	5,886	(2,545)	3,341	4,823	(2,590)	2,233
Corporate	(6,552)	(427)	(6,979)	(6,690)	(368)	(7,058)
Total	10,431	—	10,431	7,920	—	7,920

Corporate Allocations:
Florist segment	2,813	—	2,813	3,025	—	3,025
Consumer segment	735	—	735	777	—	777
Corporate	(3,548)	—	(3,548)	(3,802)	—	(3,802)
Total	—	—	—	—	—	—

Operating Income (Loss):
Florist segment	8,284	2,972	11,256	6,762	2,958	9,720
Consumer segment	5,151	(2,545)	2,606	4,046	(2,590)	1,456
Corporate	(3,004)	(427)	(3,431)	(2,888)	(368)	(3,256)
Total	$10,431	$—	$10,431	$7,920	$—	$7,920

Depreciation and Amortization:
Florist segment	$868	$—	$868	$1,333	$—	$1,333
Consumer segment	617	—	617	651	—	651
Corporate	964	—	964	971	—	971
Total	$2,449	$—	$2,449	$2,955	$—	$2,955

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

PROFORMA NET INCOME AND PROFORMA EARNINGS PER SHARE

(Unaudited)

(In thousands, except per share data)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of significant changes in the Company’s capital structure resulting from the Company’s initial public offering in February 2005 (the “IPO”).  The Company has included “proforma EPS,” calculated based on “proforma net income,” and “proforma weighted average shares outstanding,” which are all non-GAAP financial measures.  The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry.

While management believes that proforma net income and proforma EPS will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide proforma net income and proforma EPS once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

The Company is providing proforma net income, proforma EPS and proforma weighted average shares outstanding for the three-month period ended September 30, 2004, assuming that the following transactions had occurred on June 30, 2004:

(i)             the issuance of 15,842,893 shares in connection with the IPO;

(ii)          the repurchase of the 14% Senior Redeemable Exchangeable Cumulative Preferred Stock and the 12% Junior Redeemable Exchangeable Cumulative Preferred Stock; and

(iii)       the termination of the Management Services Agreement.

Three Months Ended September 30, 2004

Net income (loss), as reported (GAAP basis)	$(3,147)
Plus: management fees, net of 40% tax effect	328
Plus: interest expense on shares subject to mandatory redemption	4,944

Proforma net income	$2,125

Proforma EPS:
Basic	$0.07
Diluted	$0.07

Basic:
Weighted average shares outstanding, as reported (GAAP basis)	13,336
Add: weighted average effect as if IPO occurred on 6/30/04	15,843
Proforma weighted average shares outstanding	29,179

Diluted:
Weighted average shares outstanding, as reported (GAAP basis)	13,336
Add: weighted average effect as if IPO occurred on 6/30/04	15,843
Proforma weighted average shares outstanding	29,179

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In thousands)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization.  The Company defines Adjusted EBITDA as EBITDA plus (i) expenses that are not considered reflective of the Company’s ongoing operations and (ii) management fees, because these fees were excluded in measuring the Company’s performance under the executive compensation plan, the senior credit agreement and the indenture governing the 7.75% Senior Subordinated Notes (the “Notes”).  EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended September 30,
	2005	2004

Net income (loss), as reported (GAAP basis)	$3,427	$(3,147)
plus: Interest expense, net	4,615	4,941
plus: Interest expense on shares subject to mandatory redemption	—	4,944
plus: Depreciation and amortization	2,449	2,955
plus: Income tax expense	2,433	1,230
EBITDA	12,924	10,923
plus: Management fees (1)	—	547
Adjusted EBITDA (2)	$12,924	$11,470

(1)                                  The Management Services Agreement was terminated in connection with the Company’s initial public offering in February 2005.

(2)                                  The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance.  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the 2004 Going Private Transaction, the indenture governing the Notes and the Company’s executive compensation plan.  The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above.  Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.  Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect the impact of management fees paid, and other companies in the Company’s industry may calculate these measures differently than presented above.  The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA

(Unaudited)

(In thousands)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization.  EBITDA is calculated as follows for the period presented:

Year Ending June 30, 2006 (Forecasted Targets)
(in thousands)

Revenues	$480,000

Net income (GAAP basis)	$23,000
plus: Interest expense, net	18,500
plus: Depreciation and amortization	10,750
plus: Income tax expense	15,250
EBITDA (1)	$67,500

(1)                                  The Company uses EBITDA as a supplemental measure of performance.  The Company presents EBITDA because it considers it an important supplemental measure of performance, as it is materially the same performance measure that is used as a performance measure under the senior credit facility entered into in connection with the 2004 Going Private Transaction, the indenture governing the Notes and the Company’s executive compensation plan.  The senior credit facility, the indenture governing the Notes and the executive compensation plan also allow for the adjustment to EBITDA of non-cash stock compensation expenses related to the adoption of Statement of Financial Accounting Standards No. 123(R).  Measures similar to EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.  The Company believes EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.  EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.  Some of the limitations of EBITDA is that it does not reflect the Company’s cash expenditures for capital expenditures, it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, it does not reflect changes in, or cash requirements for, the Company’s working capital requirements, and other companies in the Company’s industry may calculate these measures differently than presented above.  The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA only supplementally.